UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss.240. 14a-12

FLOWSERVE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 14, 2019

SUPPLEMENT TO PROXY STATEMENT FOR THE

2019 ANNUAL MEETING OF SHAREHOLDERS

This Supplement (“Supplement”) supplements the Proxy Statement dated April 11, 2019 (the “Proxy Statement”) of Flowserve Corporation (the “Company”), previously furnished to our shareholders in connection with the solicitation of proxies on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on May 23, 2019 (the “Annual Meeting”), and any adjournment or postponement thereof.

PROPOSAL FOUR	APPROVAL OF THE FLOWSERVE CORPORATION 2020 LONG-TERM INCENTIVE PLAN

This Supplement provides additional information concerning Proposal Four, which requests that shareholders approve the Flowserve Corporation 2020 Long-Term Incentive Plan (the “2020 Plan”).

As described in the Proxy Statement, the 2020 Plan is intended to replace the Flowserve Corporation Equity and Incentive Compensation Plan (the “Prior Plan”). If the 2020 Plan is approved by our shareholders, the Prior Plan will terminate on December 31, 2019. No further awards will be made under the Prior Plan after December 31, 2019, provided the 2020 Plan is approved by our shareholders at the Annual Meeting, and further provided that the terms of the Prior Plan will continue to apply to awards previously granted under the Prior Plan.

The Proxy Statement reported that, as of March 1, 2019, there were 1,368,632 shares remaining available for future grant under the Prior Plan. The Company has determined that, if the 2020 Plan is approved by our shareholders at the Annual Meeting, the Company will grant no more than 200,000 shares from the Prior Plan during the period from March 1, 2019 through December 31, 2019. As noted in the Proxy Statement, any shares that as of January 1, 2020 remain available for grant under the Prior Plan will become available for grant under the 2020 Plan, and will be subject to all provisions of the 2020 Plan, including those pertaining to share counting.

The Board recommends that you vote “FOR” the approval of the Flowserve Corporation 2020 Long-Term Incentive Plan.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS

SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.